Exhibit 10.2

SECOND AMENDMENT
TO
ADM DEFERRED COMPENSATION PLAN
FOR
SELECTED MANAGEMENT EMPLOYEES II
(As Amended and Restated Effective January 1, 2009)

The ADM Deferred Compensation Plan for Selected Management Employees II (As Amended and Restated Effective January 1, 2009) is hereby amended effective January 1, 2009, in the following respects:

I.

Section 12.3 is amended to read as follows:

12.3
Right of Setoff.  ADM reserves the right to withhold and setoff from any payments to a Participant or Beneficiary under the Plan any amount owed to ADM or an Affiliate by the Participant, whether such obligation is matured or unmatured and however arising, at the time of (and with priority over) any such distribution or payment to the extent that the retention or exercise of such right does not have adverse tax consequences to the Participant or Beneficiary under Code § 409A (for clarity, this right of setoff is against amounts then due and payable under the Plan and is not intended to accelerate payment of any amount).  ADM further reserves the right to withhold and setoff from the Participant’s Account (even if a payment is not then due and payable) any amount owed to ADM or an Affiliate by the Participant, as satisfaction of such obligation of the Participant, where such obligation is incurred in the ordinary course of the service relationship between the Participant and ADM or an Affiliate, the entire amount of reduction in any of ADM’s taxable years that does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collected from the Participant.